Filed Pursuant to Rule 424(b)(3)

Registration No. 333-184998

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT

DATED DECEMBER 20, 2013 TO PROSPECTUS DATED MAY 1, 2013

NOVEMBER 2013 PERFORMANCE UPDATE

	November 2013	Year to Date	Total NAV 11/30/2013	NAV per Unit 11/30/2013
Series A	0.76%	5.24%	$13,483,654	$1,189.79
Series B	1.09%	10.26%	$15,308,245	$1,255.55

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GREEN, L.P. – SERIES A

NOVEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended November 30, 2013)

STATEMENT OF INCOME

NOVEMBER 2013
Investment income, interest	$(40)

Expenses
Management fee	20,909
Ongoing offering expenses	11,302
Operating expenses	1,695
Selling Commissions	45,209
Other expenses	272
Incentive fee	—
Brokerage commissions	20,124

Total expenses	99,511

Net investment gain (loss)	(99,552)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	347,773
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(146,016)

Net gain (loss) on investments	201,756

Net increase (decrease) in net assets from operations	$102,205

STATEMENT OF CHANGES IN NET ASSET VALUE

NOVEMBER 2013
Net assets, beginning of period	$13,950,875

Net increase (decrease) in net assets from operations	102,205

Capital share transactions
Issuance of shares	30,358
Redemption of shares	(599,784)

Net increase (decrease) in net assets from capital share transactions	(569,426)

Net increase (decrease) in net assets	(467,221)

Net assets, end of period	$13,483,654
NAV Per Unit, end of period	$1,189.79

SUPERFUND GREEN, L.P. – SERIES B

NOVEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended November 30, 2013)

STATEMENT OF INCOME

NOVEMBER 2013
Investment income, interest	$(41)

Expenses
Management fee	23,739
Ongoing offering expenses	12,832
Operating expenses	1,925
Selling Commissions	51,327
Other expenses	323
Incentive fee	—
Brokerage commissions	33,037

Total expenses	123,183

Net investment gain (loss)	(123,224)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	498,546
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(209,584)

Net gain (loss) on investments	288,962

Net increase (decrease) in net assets from operations	$165,738

STATEMENT OF CHANGE IN NET ASSET VALUE

NOVEMBER 2013
Net assets, beginning of period	$15,534,013

Net increase (decrease) in net assets from operations	165,738

Capital share transactions
Issuance of shares	40,218
Redemption of shares	(431,723)

Net increase (decrease) in net assets from capital share transactions	(391,505)
Net increase (decrease) in net assets	(225,767)

Net assets, end of period	$15,308,245
NAV Per Unit, end of period	$1,255.55

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.